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                                                                 EXHIBIT 11


Earnings per common share

                                                       Three Months Ended
Average common stock and common share             March 31           March 31
  equivalents (in millions)                           1994               1993
Average common shares outstanding............         54.0               54.0
Plus:  Shares resulting from stock rights
  and options................................          6.0                3.9
Less:  Assumed repurchase of outstanding
  shares.....................................          3.5                2.5
       Average treasury stock outstanding....          2.7                 --
Adjusted common shares.......................         53.8               55.4


Income before cumulative effect of accounting
  change for income taxes ($ in millions,
  except per share amounts)
Income before cumulative effect of
  accounting change for income taxes as
  reported...................................        $  63              $  61

Less:  Preferred dividends...................           (8)                (8)
Adjusted income before cumulative effect of
  accounting change for income taxes.........           55                 53

Adjusted income before cumulative effect of
  accounting change for income taxes divided
  by adjusted common shares..................        $1.02              $0.96


Net income ($ in millions, except per share amounts)

Net income as reported.......................        $  63              $ 141
Less:  Preferred dividends...................           (8)                (8)
Adjusted net income..........................           55                133

Adjusted net income divided by adjusted
  common shares..............................        $1.02              $2.40

The earnings per common share was computed by dividing the net income applicable to common stock, which excludes the preferred dividend requirements, by the weighted average number of shares of Continental common stock outstanding. Earnings per common share were computed using the treasury stock method. Under this method, common stock equivalents include shares that would result from the exercise of options reduced by the number of shares assumed to be repurchased from the proceeds received.

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